Morgan Stanley Select Dimensions Investment Series
Mid Cap Growth Portfolio
Item 77D - Policies with respect to security investment

Effective July 31, 2017, Morgan Stanley Select
Dimensions Investment Series Mid Cap Growth
Portfolio made those changes to its investment policies as described in the supplement to its Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on May 2, 2017
(accession number 0001104659-17-028894) and
incorporated by reference herein.